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                                                                     EXHIBIT 3.2

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             SAGENT TECHNOLOGY, INC.


      Ken Gardner and Arthur F. Schneiderman hereby certify that:

      1. They are the President and Secretary of Sagent Technology, Inc., a Delaware corporation (the "Corporation") respectively.

      2. The Certificate of Incorporation of the Corporation, filed with the Secretary of State of Delaware on September 29, 1998, is hereby amended and restated in its entirety to read as follows:

                                   ARTICLE I

      The name of this Corporation is Sagent Technology, Inc. (the
"Corporation").

                                   ARTICLE II

      The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

      The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the General Corporation Law of Delaware.

                                   ARTICLE IV

      This Corporation is authorized to issue two classes of stock, designated Common Stock, par value $0.001 per share ("Common Stock") and Preferred Stock, par value $0.001 per share ("Preferred Stock"). The number of shares of Common Stock which this Corporation is authorized to issue is 70,000,000. The number of shares of Preferred Stock which this Corporation is authorized to issue is 20,555,555, 2,800,000 of which shall be designated "Series A Preferred," 5,655,555 of which shall be designated "Series B Preferred", 2,800,000 of which shall be designated "Series C Preferred", 1,800,000 of which shall be designated "Series D Preferred", and 2,500,000 of which shall be designated "Series E Preferred" (Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred are referred to collectively as the "Preferred Stock").
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      The undesignated 5,000,000 shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the number of shares of any such series. The Board of Directors is also authorized to determine or alter the powers, designations, preferences, rights and restrictions to be imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

      The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

      The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of Common Stock and Preferred Stock or the holders thereof are as follows:

SECTION 1. DIVIDENDS.

      The holders of the outstanding Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends at the rate of $0.036 per share of Series A Preferred per annum, $0.072 per share of Series B Preferred per annum, $0.20 per share of Series C Preferred per annum, $0.25 per share of Series D Preferred per annum, and $0.43 per share of Series E Preferred per annum, payable in preference and priority to any payment of any dividend on Common Stock of the Corporation. Such dividends shall not be cumulative, and no right to such dividends shall accrue to holders of Preferred Stock or to the holders of Common Stock unless declared by the Board of Directors. No dividends or other distributions shall be made with respect to the Common Stock in any fiscal year, other than dividends payable solely in Common Stock, until a dividend has been paid to or declared and set apart upon all shares of Preferred Stock at the annual rates set forth above during that fiscal year. After the holders of the Preferred Stock have received their dividend preference as set forth above, any dividends declared by the Board of Directors out of funds legally available therefor shall be shared equally among all outstanding shares on an as-converted basis.

            (a) For purposes of this Section 1, unless the context otherwise requires, a "distribution" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, payable other than in Common Stock, or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

            (b) As authorized by Section 402.5(c) of the California Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to repurchases by the Corporation of shares of Common Stock issued to or held by employees, officers,


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directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase.

SECTION 2. LIQUIDATION PREFERENCE.

      In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

            (a) The holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of $0.45 per share for each share of Series A Preferred then held by them (adjusted for any subdivisions, combinations, consolidations,, or stock distributions or stock dividends with respect to such shares effected after the date these Amended and Restated Articles were filed with the Secretary of State) plus an amount equal to all declared but unpaid dividends on the Series A Preferred held by them, the holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership of such stock, the amount of $0.90 per share for each share of Series B Preferred then held by them(adjusted for any subdivisions, combinations, consolidations or stock distributions or stock dividends with respect to such shares effected after the date these Amended and Restated Articles were filed with the Secretary of State) plus an amount equal to all declared and unpaid dividends on the Series B Preferred shares then held by them, the holders of the Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership of such stock, the amount of $2.50 per share for each share of Series C Preferred then held by them (adjusted for any subdivisions, combinations, consolidations or stock distributions or stock dividends with respect to such shares effected after the date these Amended and Restated Articles were filed with the Secretary of State) plus an amount equal to all declared and unpaid dividends on the Series C Preferred shares then held by them, and the holders of the Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership of such stock, the amount of $3.18 per share for each share of Series D Preferred then held by them (adjusted for any subdivisions, combinations, consolidations or stock distributions or stock dividends with respect to such shares effected after the date these Amended and Restated Articles were filed with the Secretary of State) plus an amount equal to all declared and unpaid dividends on the Series D Preferred shares then held by them. The holders of the Series E Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership of such stock, the amount of $5.40 per share for each share of Series E Preferred then held by them (adjusted for any subdivisions, combinations, consolidations or stock distributions or stock dividends with respect to such shares effected after the date these Amended and Restated Articles were filed with the Secretary of State) plus an amount equal to all declared and unpaid dividends on the Series E Preferred shares then held by them. If the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation


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legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full aforesaid preferential amounts to which each such holder is entitled.

            (b) After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as set forth in
Section 2(a) above, then the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock in a manner such that the amount distributed to each holder of Common Stock shall equal the amount obtained by multiplying the entire remaining assets and funds of the Corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the number of shares of Common Stock then held by such holder, and the denominator of which shall be the total number of shares of Common Stock then outstanding.

            (c) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or a merger of any other corporation or corporations into the Corporation, unless the shareholders of the Corporation immediately following such transaction directly or indirectly own greater than fifty percent (50%) of the total voting power of the surviving or acquiring corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation.

            (d) Notwithstanding Sections 2(a) and 2(b) hereof, the Corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the Corporation issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase.

SECTION 3. CONVERSION.

      The holders of the Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

            (a) Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred, into such number of fully paid and non assessable shares of Common Stock as is determined by dividing $0.45 by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.90 by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Each share of Series C Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series C Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.50 by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Each share of Series D Preferred shall be convertible, at the option of the holder


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thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series D Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $3.18 by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Each share of Series E Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series E Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.40 by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Preferred Stock (the "Conversion Price") shall initially be $0.45 with respect to the Series A Preferred, $0.90 with respect to the Series B Preferred, $2.50 with respect to the Series C Preferred, $3.18 with respect to the Series D Preferred, and $5.40 with respect to the Series E Preferred per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

      Upon conversion, all declared and unpaid dividends on the Preferred Stock shall be paid either in cash or in shares of Common Stock of the Corporation, at the election of the Company, wherein the shares of Common Stock shall be valued at the fair market value at the time of such conversion, as determined by the Board of Directors of the Corporation.

            (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price upon either (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public with gross proceeds to the Company (prior to underwriter commissions and offering expenses) of not less than $10 million, or (ii) the receipt by the Corporation of the affirmative vote at a duly noticed shareholders meeting or pursuant to a duly solicited written consent of the holders of more than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Preferred Stock in favor of the conversion of all of the shares of Preferred Stock. In the event of the automatic conversion of the Preferred Stock upon a public offering as set forth in subsection (i) hereof, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

            (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) pay cash equal to such fraction multiplied by the then-effective Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 3(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the


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Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion immediately prior to the closing of the offering or on the effective date of such written consent, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (d) Adjustments to Conversion Price.

                  (i) Adjustments for Subdivisions, Stock Dividends, Combinations or Consolidations of Common Stock. In the event the Corporation effects a subdivision or combination of its outstanding shares of Common Stock into a greater or smaller number of shares without a proportionate and corresponding subdivision or combination of its outstanding shares of Preferred Stock, then and in each such event the Conversion Price shall be proportionally decreased or increased, respectively.

                  (ii) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 3, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock.

                  (iii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock


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which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or other securities or property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to change in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

             (e) No Impairment. Except as provided in Section 5, the Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

             (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

             (g) Notices of Record Date. In the event that this Corporation shall propose at any time:

                  (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                  (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                  (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                  (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock:


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                         (1) at least 20 days' prior written notice of the date
on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                         (2) in the case of the matters referred to in (iii) and
(iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

       Each such written notice shall be delivered personally or by messenger or given by express or first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of this Corporation.

SECTION 4. VOTING RIGHTS.

       Except as otherwise required by law or by Section 5 hereof, the holder of each share of Common Stock issued and outstanding shall have one vote with respect to such share and the holder of each share of Preferred Stock shall be entitled with respect to such share to a number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Holders of Common Stock and Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

SECTION  5.  COVENANTS.

       In addition to any other rights provided by law, so long as any Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Preferred Stock, voting together as a single class:

             (a) amend or repeal any provision of, or add any provision to, this Corporation's Amended and Restated Articles of Incorporation if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Preferred Stock;

             (b) authorize, issue or obligate itself to issue shares of any class of stock or any other security convertible into or exchangeable for shares of any class of stock having any preference or


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priority as to dividends or assets superior to or on a parity with any such preference or priority of any Preferred Stock;

             (c) reclassify any Common Stock or any other shares of this Corporation other than the Preferred Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock;

             (d) increase the authorized number of shares of Preferred Stock; or

             (e) authorize a liquidation, dissolution, recapitalization or reorganization of the Corporation, or a sale or transfer of all or substantially all of the assets of the Corporation or a merger or consolidation of the Corporation if, as a result of such merger or consolidation, the shareholders of the Corporation shall own less than 50% of the voting securities of the surviving corporation.

SECTION 6. NO REISSUANCE OF PREFERRED STOCK.

       No share or shares of Preferred Stock acquired by this Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

                                    ARTICLE V

       The Corporation is to have perpetual existence.

                                   ARTICLE VI

       In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE VII

       The exact number of directors shall be as set forth in the Bylaws of the Corporation.

                                  ARTICLE VIII

       Vacancies existing in the Board of Directors for any reason, and any directorships resulting from any increase in the authorized number of directors, may be filled between annual meetings of stockholders only by the Board of Directors acting according to the procedures for the filling of vacancies set forth in the Bylaws of the Corporation.


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                                   ARTICLE IX

       This Article shall become effective immediately upon the Corporation's no longer being subject to Section 2115 of the California Corporations Code. Upon the effectiveness of this Article, the Board of Directors shall be divided into three classes consisting of as nearly equal numbers of directors as possible, and designated Class A, Class B, and Class C. The term of office of Class A shall expire at the first annual meeting of stockholders following the effectiveness of this Article, and each third annual meeting of stockholders thereafter; the term of office of Class B shall expire at the second annual meeting of stockholders following the effectiveness of this Article, and each third annual meeting of stockholders thereafter; and the term of office of Class C shall expire at the third annual meeting of stockholders following the effectiveness of this Article, and each third annual meeting of stockholders thereafter. If Section 2115 of the California Corporations Code becomes inapplicable to the Corporation upon the occurrence of an annual stockholders meeting, then the election of directors at such meeting shall be in accordance with the terms set forth in this Article IX. If Section 2115 of the California Corporations Code becomes inapplicable to the Corporation between annual meetings of stockholders, then as soon as practicable following the effectiveness of this Article, the directors then in office shall by resolution of the Board of Directors select which of such directors shall be Class A directors, Class B directors and Class C directors. Directors added to the board of directors between annual meetings of stockholders by reason of an increase in the authorized number of directors shall belong to the class designated by the Board of Directors; provided however that the number of board seats designated to belong to Class A, Class B and Class C must be as nearly equal in number as possible. Following the effectiveness of this Article, stockholders may effect the removal of a director only for cause. This provision shall supersede any provision to the contrary in the Corporation's Bylaws.

                                    ARTICLE X

       At all elections of directors of the Corporation, if any holder of stock of this Corporation entitled to vote at an election of directors shall have given the Corporation notice in accordance with the manner therefor set forth in the Corporation's Bylaws of such holder's intention to cumulate his or her votes for the election of directors, then each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected, and the holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder may see fit.

                                   ARTICLE XI

       Article X of this Amended and Restated Certificate of Incorporation, providing for cumulative voting, shall cease to be effective immediately upon the Corporation's no longer being subject to Section 2115 of the California Corporations Code, and any provision to the contrary in the Bylaws of the Corporation shall then be null and void.


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                                   ARTICLE XII

       Anything in this Amended and Restated Certificate of Incorporation to the contrary notwithstanding, neither the provisions of this Article nor the provisions of Article XI (elimination of cumulative voting), Article IX (classification of the Board of Directors) or Article VII (authorized number of directors) of this Amended and Restated Certificate of Incorporation nor the provisions of Section 2.3 (special meeting), Section 2.5 (advance notice of stockholder nominees and stockholder business), or Section 9.2 (supermajority vote) of the Bylaws shall be repealed or amended, nor shall any provision inconsistent with the aforementioned provisions be adopted and added to this Amended and Restated Certificate of Incorporation or the Bylaws except upon the affirmative vote of not less than two-thirds of the shares of the Corporation issued and outstanding.

                                  ARTICLE XIII

       Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE XIV

       To the fullest extent permitted by the Delaware General Corporation Law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exception from liability or limitation thereof is not permitted under the Delaware Corporation Law as the same exists or may hereafter be amended. Neither any amendment nor repeal of this Article XIV, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article XIV, shall eliminate or reduce the effect of this Article XIV in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XIV, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE XV

       Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.


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
                                   ARTICLE XVI

       The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XVII

       Any amendment, repeal or modification of the foregoing provisions of this
Article XVII shall not adversely affect any right of indemnification or limitation of liability of an agent of this Corporation relating to acts or omissions occurring prior to such amendment, repeal or modification."

       3. The foregoing Amended and Restated Certificate of Incorporation has been duly approved by the required vote of the stockholders in accordance with the Certificate of Incorporation and the provisions of Section 242 and 245 of the Delaware General Corporation Law.

       The undersigned parties hereby acknowledge that the foregoing Amended and Restated Certificate of Incorporation is their act and deed and that the facts stated herein are true.

       Executed in Mountain View, California, this 8th day of March, 1999.


/s/ KEN GARDNER                              /s/ ARTHUR F. SCHNEIDERMAN
-------------------------------              -----------------------------------
Ken Gardner, President                       Arthur F. Schneiderman, Secretary


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